EXHIBIT 2



                                                           August 23, 1996

Cellular Products, Inc.
872 Main Street
Buffalo, NY  14202

      Hemagen Diagnostics, Inc. or its nominee, ("Hemagen") hereby offers to purchase all of the assets of Cellular Products, Inc. ("CPI"), including without limitation all real estate (excluding, however, 878 Main Street, Buffalo, NY), cash, accounts receivables, machinery and equipment, inventory, contracts, and all general intangibles including tradename, trademarks, patents, copyrights and trade secrets, (the "Assets"), as follows:

      1. Purchase Price. The Purchase Price shall be Six Hundred Thousand Dollars ($600,000.00), $400,000.00 payable at the time of closing and $200,000.00 payable on the first anniversary thereafter. In addition, Hemagen shall assume, on the same terms and conditions given to CPI, up to $70,000 of the current trade payables of CPI (meaning payables which are not past due or which have been invoiced to CPI within 90 days before or after closing). In the event the purchase is made by Hemagen's nominee, Hemagen will issue an unsecurred guarantee for the deferred payment of the $200,000 due after closing.

      2. Conditions to Closing. The obligations of Hemagen to consummate the transaction herein, unless expressly waived by Hemagen in writing, are subject to the satisfaction at or prior to closing of each of the following conditions:

            (a) All material consents, approvals and waivers from third parties and governmental agencies necessary to permit the Debtor to transfer the Assets to Hemagen as shall have been obtained or provided for and no such consent, approval or waiver shall have been withdrawn.

            (b) This Agreement and the transactions contemplated hereby shall have been duly approved by the Bankruptcy Court, and the documents and instruments to be delivered to Hemagen at the closing shall be in full compliance with applicable law and effective to sell, convey and assign all of CPI's right, title and interest to all of the Assets, free and clear of all liens and encumbrances, with Hemagen permitted to continue operating at 872 Main Street, Buffalo, N.Y.

            (c) Since the date of this Agreement, there has not been any material adverse change in the business or operation of CPI including, without limitation, the Assets, and CPI has not incurred, or become subject to, any liability, obligation or commitment of any nature, except liabilities incurred in the ordinary course of business and consistent with past practice.

            (d) At least 75% of CPI's existing employees agree to accept employment with Hemagen.

            (e) Confirmation by Hemagen based upon audited financial statements at Hemagen's expense that the financial information furnished by Debtor is true and accurate.

            (f) CPI shall file for an expedited hearing in form and substance satisfactorily to CPI and Hemagen directing that any competing offers for the Assets be at least $650,000.

            (g) Except to the extent required by fiduciary obligations under applicable law, CPI, its officers, directors and employees, shall not directly or indirectly initiate or solicit any proposals for a sale or purchase of all or substantially all of the Assets. CPI shall promptly notify and communicate to Hemagen the terms and identity of any offeror or inquiry.

            (h) If the Assets are ultimately sold to a third party, subject to court direction, Hemagen will be paid $40,000 of any successor high bid, plus 50% of any amount paid in excess of $650,000 up to but not exceeding an additional $40,000 in order to reimburse Hemagen for its out of pocket expenses which CPI and Hemagen agree is commercially reasonable and necessary to induce Hemagen to enter into and consummate this transaction.

            (i) This Agreement is contingent upon approval of the Bankruptcy Court after notice to creditors and a hearing, if so requested by the Court.

      If the foregoing is acceptable, kindly indicate your acceptance below and return a signed copy to Hemagen on or before close of business on Wednesday, August 21, 1996 or this Offer shall be deemed withdrawn.

                                   HEMAGEN DIAGNOSTICS, INC.

                                   By: /s/ Carl Franzblau
                                           Carl Franzblau, President

      Acknowledged and agreed to in accordance with the terms and conditions outlined herein.

                                   CELLULAR PRODUCTS, INC.

                                   By: /s/ Michael S. Durski
                                           Michael S. Durski, Vice President

                                   By: /s/ James C. D. Hengst
                                           James C. D. Hengst, President


                                                           August 29, 1996

Cellular Products, Inc.
872 Main Street
Buffalo, NY  14202

      This letter, if accepted by Cellular Products, Inc. ("CPI"), amends the letter agreement previously executed by Hemagen Diagnostics, Inc. ("Hemagen") and CPI dated August 20, 1996 (the "Letter Agreement") regarding the purchase all of the assets of CPI. In all other respects, the Letter Agreement shall remain in full force and effect. The Letter Agreement is amended as follows:

      1. Amendment to Paragraph 2 (h): Paragraph 2(h) is deleted in its entirety and the following new Paragraph 2(h) is substituted in place thereof:

            "(h) If the Assets are ultimately sold to a third party, subject to court direction, Hemagen will be paid the lesser of:

                  (A) the actual out of pocket expenses incurred by Hemagen,
                      or

                  (B) $40,000 of any successor high bid, plus 50% of any
                      amount paid in excess of $650,000 up to but not exceeding an additional $40,000,

in order to reimburse Hemagen for its out of pocket expenses which CPI and Hemagen agree is commercially reasonable and necessary to induce Hemagen to enter into and consummate this transaction. If Hemagen is reimbursed pursuant to the terms of this Paragraph, then, subject to CPI waiving any breach of confidentiality claims, Hemagen will make available its findings to any third party presenting a competing offer. The parties acknowledge that Hemagen is not able to control the actions of its independent accountants and therefore Hemagen cannot make any representations regarding access to the accountants' workpapers or whether the accountants will issue an opinion regarding the financial records of CPI which a third party may rely upon."

      If the foregoing amendment is acceptable, kindly indicate your acceptance below and return a signed copy to Hemagen.

                                   HEMAGEN DIAGNOSTICS, INC.

                                   By: /s/ Carl Franzblau
                                           Carl Franzblau, President

      Acknowledged and agreed to in accordance with the terms and conditions outlined herein.

                                   CELLULAR PRODUCTS, INC.

                                   By: /s/ Michael S. Durski
                                           Michael S. Durski, Vice President

                                   By: /s/ James C. D. Hengst
                                           James C. D. Hengst, President